                                                                     EXHIBIT 2.1
--------------------------------------------------------------------------------
                           STOCK PURCHASE AGREEMENT

                           DATED AS OF July 16, 1996

                                 by and among

                            P & F ACQUISITION CORP.

                          CONSORTIUM DE REALISATION,

                           MGM HOLDINGS CORPORATION,

                        MGM GROUP HOLDINGS CORPORATION

                                      and

                           METRO-GOLDWYN-MAYER INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------


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ARTICLE I REPRESENTATIONS OF CDR, PARENT AND SELLER........................  2
    Section 1.1  Ownership of Stock........................................  2
    Section 1.2  Authorization and Validity of Agreement...................  2
    Section 1.3  Consents and Approvals; No Violations.....................  3
    Section 1.4  Broker's or Finder's Fees.................................  3

ARTICLE II REPRESENTATIONS OF THE COMPANY..................................  4
    Section 2.1  Authorization and Validity of Agreement...................  4
    Section 2.2  Consents and Approvals, etc ..............................  4
    Section 2.3  Existence and Good Standing ..............................  5
    Section 2.4  Capital Stock; Indebtedness ..............................  6
    Section 2.5  Subsidiaries .............................................  6
    Section 2.6  Financial Statements and No Material Changes..............  7
    Section 2.7  Title to Properties ......................................  7
    Section 2.8  Material Contracts .......................................  8
    Section 2.9  Litigation ...............................................  8
    Section 2.10 Intellectual Property ....................................  8
    Section 2.11 Taxes ....................................................  8
    Section 2.12 Conduct of Business ......................................  9
    Section 2.13 Compliance with Laws; Permits ............................ 10
    Section 2.14 Employee Benefit Plans ................................... 10
    Section 2.15 Transactions with Affiliates ............................. 11
    Section 2.16 Insurance ................................................ 11

ARTICLE III REPRESENTATIONS OF PURCHASER .................................. 12
    Section 3.1  Existence and Good Standing of Purchaser; Authorization... 12
    Section 3.2  Consents and Approvals; No Violations . .................. 12
    Section 3.3  Purchase for Investment .................................. 13
    Section 3.4  Available Funds .......................................... 13
    Section 3.5  Litigation ............................................... 13
    Section 3.6  No Outside Reliance....................................... 14
    Section 3.7  Broker's or Finder's Fees ................................ 14

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                                      (i)

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ARTICLE IV SALE OF STOCK................................................... 14
    Section 4.1 Sale of Stock.............................................. 14
    Section 4.2 Price...................................................... 14
    Section 4.3 Terminating Debt, etc...................................... 14
    Section 4.4 Closing.................................................... 15

ARTICLE V CERTAIN AGREEMENTS .............................................. 15
    Section 5.1 Conduct of Business of the Company ........................ 15
    Section 5.2 Review of the Company; Access to Properties and
                Records ................................................... 17
    Section 5.3 Reasonable Best Efforts.................................... 17
    Section 5.4 Directors' and Officers' Indemnification .................. 18
    Section 5.5 Benefit Assurance Programs ................................ 19
    Section 5.6 Non-Solicitation of Employees ............................. 19
    Section 5.7 Affected Employees ........................................ 20
    Section 5.8 Employee Benefits ......................................... 20
    Section 5.9 Tax Sharing Agreement...................................... 21

ARTICLE VI CONDITIONS TO PURCHASER'S OBLIGATIONS........................... 21
    Section 6.1 Opinion of Seller's Counsel ............................... 21
    Section 6.2 Truth of Representations and Warranties ................... 21
    Section 6.3 Performance of Agreements ................................. 22
    Section 6.4 No Injunction.............................................. 22
    Section 6.5 Governmental and Other Approvals .......................... 22
    Section 6.6 Resignations............................................... 22
    Section 6.7 Purchaser's Financing ..................................... 22

ARTICLE VII CONDITIONS TO SELLER'S OBLIGATIONS............................. 22
    Section 7.1 Opinions of Purchaser's Counsel ........................... 23
    Section 7.2 Truth of Representations and Warranties.................... 23
    Section 7.3 Performance of Agreements.................................. 23
    Section 7.4 No Injunction ............................................. 23
    Section 7.5 Governmental Approvals . .................................. 23

ARTICLE VIII TAX MATTERS................................................... 23
    Section 8.1 Tax Liabilities............................................ 23
    Section 8.2 Tax Returns................................................ 24
    Section 8.2A Tax Indemnification....................................... 25
    Section 8.3 Cooperation; Audits........................................ 26
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                                     (ii)

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    Section 8.4 Section 338................................................ 27
    Section 8.5 Valuation and Allocation................................... 28

ARTICLE IX SURVIVAL OF REPRESENTATIONS;
             INDEMNIFICATION............................................... 28
    Section 9.1 Survival of Representations................................ 28
    Section 9.2 Indemnities................................................ 29
    Section 9.3 Limits on Indemnification.................................. 33
    Section 9.4 Tax Matters................................................ 33

ARTICLE X TERMINATION...................................................... 33
    Section 10.1 Events of Termination..................................... 33
    Section 10.2 Effect of Termination..................................... 33

ARTICLE X1 MISCELLANEOUS................................................... 34
    Section 11.1  Expenses................................................. 34
    Section 11.2  Transfer Taxes........................................... 34
    Section 11.3  Governing Law; Consent to Jurisdiction................... 34
    Section 11.4  Captions................................................. 35
    Section 11.5  Publicity................................................ 35
    Section 11.6  Business Records......................................... 35
    Section 11.7  Memorandum; Disclaimer of Projections.................... 36
    Section 11.8  Notices.................................................. 36
    Section 11.9  Parties in Interest...................................... 38
    Section 11.10 Counterparts............................................. 38
    Section 11.11 Entire Agreement......................................... 38
    Section 11.12 Amendments............................................... 39
    Section 11.13 Third Party Beneficiaries................................ 39
    Section 11.14 Selling Group............................................ 39
    Section 11.15 Liquidation of Parent.................................... 39
    Section 11.16 Names.................................................... 39

                                     (iii)

                           STOCK PURCHASE AGREEMENT
                           ------------------------

          STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of July 16, 1996 by and between P&F ACQUISITION CORP., a corporation organized under the laws of the State of Delaware ("PURCHASER"), and CONSORTIUM DE REALISATION, a societe par actions simplifiee organized under the laws of the Republic of France ("CDR"), MGM HOLDINGS CORPORATION, a corporation organized under the laws of the State of Delaware ("PARENT"), MGM GROUP HOLDINGS CORPORATION, a corporation organized under the laws of the State of Delaware ("SELLER"), and METRO-GOLDWYN-MAYER INC., a corporation organized under the laws of the State of Delaware (the "COMPANY").

                             W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, CDR indirectly owns all of the outstanding capital stock of Parent; and

          WHEREAS, Parent owns all of the outstanding capital stock of Seller;
and

          WHEREAS, Seller is the owner of an aggregate of 10 shares of common stock, par value $1.00 per share (the "STOCK"), of the Company, being all of the outstanding shares of capital stock of the Company; and

          WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Stock pursuant to this Agreement; and

          WHEREAS, it is the intention of the parties hereto that, immediately following consummation of the purchase and sale of the Stock pursuant to this Agreement, Purchaser shall own all of the outstanding shares of capital stock of the Company.

          NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I

                  REPRESENTATIONS OF CDR. PARENT AND SELLER
                  ----------------------------------------

          CDR, Parent and Seller (collectively, the "SELLING GROUP" and each, individually, a "SELLING PERSON" each represents and warrants as follows:

          Section 1.1 Ownership of Stock. Seller is the lawful owner of all
                      ------------------
of the shares of Stock, free and clear of all liens, encumbrances, restrictions and claims of every kind and character ("ENCUMBRANCES") other than a pledge
(the "CL PLEDGE") in favor of Credit Lyonnais, S.A., as Collateral Agent, which pledge shall be terminated upon the sale of the Stock as contemplated herein (the "SALE"). The Stock constitutes all of the issued and outstanding shares of capital stock of the Company. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other similar agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement. At the Closing (as defined below), the Selling Group shall fully discharge all of the obligations arising under the Company's Senior Executive Incentive Plan dated September 16, 1994 and Senior Executive Incentive Pool Plan dated November 27, 1995. The delivery to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of any and all Encumbrances; provided that no representation is
                                            --------
made regarding the ability of any Person to subsequently transfer or otherwise dispose of such Stock without registration or qualification under, or in compliance with, applicable Federal or state securities laws.

          Section 1.2 Authorization and Validity of Agreement. Each Selling
                      ---------------------------------------
Person has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Selling Person, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors or other governing body of each such Selling Person and no other corporate action on the part of any Selling Person is necessary to authorize the execution, delivery and performance of this Agreement by such Selling Person and the consummation by such Selling Person of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Selling Person and, assuming the due execution of this Agreement by Purchaser, is a valid and binding obligation of each such Selling Person, enforceable against such Selling Person in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

          Section 1.3 Consents and Approvals; No Violations.  Assuming (i) that
                      -------------------------------------
filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), are made and the waiting period thereunder has been terminated or has expired, (ii) the making of such other antitrust or competition law filings as are required under applicable law and the termination and/or expiration of any waiting period or the receipt of any requisite clearances related thereto, and (iii) the obtaining of such other applications, registrations, declarations, filings, authorizations, orders, consents and approvals as are set forth in Schedule 1.3(a) attached hereto, the execution and delivery of this Agreement by each Selling Person and the consummation by each Selling Person of the Sale and the other transactions contemplated hereby (a) will not violate the provisions of the charter, by-laws or other organic documents of any Selling Person, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which any Selling Person is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date (as defined in Section 4.3), and
(d) except as set forth in Schedule 1.3(d) attached hereto, will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any Selling Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any Selling Person is a party, or by which it or any of their respective properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, defaults, conflicts and liens the existence of which, would not prevent any Selling Person from performing its obligations hereunder or prevent, or establish any materially burdensome condition on, the consummation of the Sale and the other transactions contemplated by this Agreement.

          Section 1.4 Broker's or Finder's Fees.  No agent, broker, firm or
                      -------------------------
other Person acting on behalf of any Selling Person or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for

Lazard Freres & Co. LLC ("Lazard Freres"), whose fees, expenses and any other amounts due to Lazard Freres or any of its officers, directors, employees or affiliates thereunder will be paid by the Selling Group. On or prior to the Closing the Selling Group shall cause Lazard Freres to release the Company from any and all indemnities, howsoever, arising, owing by the Company to Lazard Freres (or if such release is not obtained, the Selling Group shall indemnify the Company for any such indemnities so paid by the Company).

                                  ARTICLE II

                        REPRESENTATIONS OF THE COMPANY
                        ------------------------------

         The Company represents and warrants as follows:

         Section 2.1 Authorization and Validity of Agreement. The Company has
                     ---------------------------------------
full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by the Board of Directors of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         Section 2.2 Consents and Approvals, etc. Assuming (i) that filings
                     --------------------------
required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, and (ii) obtaining of such other applications, registrations, declarations, filings, authorizations, orders, consents and approvals as are set forth in Schedule 2.2(a) attached hereto, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Sale and other transactions contemplated hereby (a) will not violate the provisions of the Certificate of Incorporation or By-laws of the Company, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any Subsidiary (as hereinafter defined) is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date and (d) except as set forth in Schedule 2.2(d) attached hereto, will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of their respective properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens the existence of which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries (as such term is defined herein) taken as a whole (a "MATERIAL ADVERSE EFFECT").

         Section 2.3 Existence and Good Standing. (a) The Company is a
                     ---------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation to conduct its business, and, to the extent such concept is applicable, is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

         (b) Each Material Subsidiary is a corporation duly organized, validly existing and, to the extent such concept is applicable, is in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business and, to the extent such concept is applicable, is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. As used in this Agreement, (i) "SUBSIDIARY" shall mean any Person of which the Company (either alone or together with other Subsidiaries of the Company) owns, directly or indirectly, more than 50% of the stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such Person, (ii) "MATERIAL SUBSIDIARY" shall mean any Subsidiary that is a Significant Subsidiary of the Company within the meaning of Rule 102 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and (iii)

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or other department or agency thereof.

          Section 2.4 Capital Stock: Indebtedness. (a) The company has an
                      ---------------------------
authorized capitalization consisting of 1,000 shares of common stock, par value $1.00. a share, of which 10 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

         (b) Schedule 2.4(b) attached hereto sets forth in the aggregate all Indebtedness of the Company and its Subsidiaries which will remain outstanding after the Closing Date and, in the case of any issue of such Indebtedness of $500,000 or more, specifically identifies the agreements pertaining to such Indebtedness and the principal amount thereof outstanding on the date hereof under each such agreement. As used in this Agreement, "INDEBTEDNESS" shall mean and include (i) indebtedness for borrowed money, (ii) indebtedness representing reimbursement obligations for outstanding letters of credit, (iii) capitalized lease obligations and (iv) the deferred purchase price of property that is required under generally accepted accounting principles to be set forth as a liability on a consolidated balance sheet of the Company.

         (c) Schedule 2.4(c) attached hereto sets forth all Indebtedness of the Company and its Subsidiaries which, assuming payment of the Purchase Price as provided in Section 4.2, will be repaid in full upon the consummation of the Sale (the "TERMINATING DEBT") and identifies the agreements pertaining to such Indebtedness and the principal amount thereof outstanding on the date hereof under each such agreement.

         Section 2.S Subsidiaries. Set forth on Schedule 2.5 attached hereto is
                     ------------
an accurate and complete list of all Material Subsidiaries. The Company is, directly or indirectly, the record owner of the percentage of the shares of capital stock of each Material Subsidiary that is listed opposite such Subsidiary on Schedule 2.5. No capital stock of any Subsidiary is or may become required to be issued, transferred or sold for any reason and all of the outstanding shares of capital stock of each Subsidiary are validly issused, fully paid and nonassessable and are owned free and clear of any Encumbrance with respect thereto other than Permitted Encumbrances (as defined in Section 2.7).

         Section 2.6 Financial Statements and No Material Changes. (a) The
                     --------------------------------------------
Selling Group has heretofore furnished Purchaser with the consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1995 and 1994 (the balance sheet as at December 31, 1995 being hereinafter referred to as the "BALANCE SHEET") and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the periods then ended, audited by Price Waterhouse LLP (the "FINANCIAL STATEMENTS"). Such Financial Statements including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial position of the Company and the Subsidiaries and the results of their operations and cash flows at such dates and for such periods.

         (b) Other than (i) as set forth on schedule 2.6(b) attached hereto,
(ii) any change resulting from general economic, financial or market conditions,
(iii) any change resulting from conditions or circumstances generally affecting the business in which the Company and/or its Subsidiaries operate (including losses resulting from the release of films in the ordinary course of business) or (iv) any change resulting from Purchase's refusal to grant any consent necessary for Seller to act pursuant to the second sentence of Section 5.1 hereof, since December 31, 1995 (the "BALANCE SHEET DATE"), there has been no material adverse change in the assets or liabilities or in the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

         Section 2.7 Title to Properties. Except as set forth on Schedule 2.7
                     -------------------
attached hereto, and except for properties and assets reflected on the Balance Sheet, or acquired since the Balance Sheet Date, which have been sold or otherwise disposed of in the ordinary course of business, each of the Company and the Subsidiaries has good title to, or holds by valid lease or license, all its material properties and assets, including, without limitation, all the material properties and assets reflected on the Balance Sheet, subject to no Encumbrance except for (1) Encumbrances reflected on the Balance Sheet, (2) Encumbrances arising by operation of law, (3) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent or the validity of which are being contested in good faith by appropriate proceedings, (4) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of such property by the Company or its Subsidiaries in the operation of its business, (5) liens securing Indebtedness that will be terminated concurrently with the consummation of the Sale, and (6) Encumbrances which do not have a Material Adverse Effect (Encumbrances of the type described in clauses (1) through (6) above, inclusive, are hereinafter sometimes referred to as "PERMITTED ENCUMBRANCES").

          Section 2.8 Material Contracts. Set forth on Schedule 2.8 attached
                      ------------------
hereto are all the agreements, contracts or commitments of the Company and the subsidiaries that are material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary has violated any contract or agreement set forth in Schedule 2.8 in any material respect.

          Section 2.9 Litigation. Except as set forth in Schedule 2.9 attached
                      ----------
hereto, there is no claim, action, suit or proceeding or, to the knowledge of the Company, investigation at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental body, instrumentality or agency, pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect.

          Section 2.10 Intellectual Property. The Company and its Subsidiaries
                       ---------------------
own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Material Adverse Effect. To the best knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect.

          Section 2.11 Taxes. (a) Tax Returns. The Company and each of its
                       -----      -----------
Subsidiaries has filed or caused to be filed or will file or cause to be filed with the appropriate taxing authorization all material returns, statements, forms and reports ("RETURNS") For Taxes that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. As used herein, "TAX" or "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local and foreign income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, or other governmental assessments, duties, fees, levies or charges of any kind whatsoever, all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

         (b) Payment of Taxes. All material Tax liabilities of the Company and
             ----------------
its subsidiaries or for which the Company or any of its Subsidiaries may be liable for all taxable years or other taxable periods (including portions thereof) ending on or prior to the Closing Date have been paid except for any such Taxes for which adequate accruals or reserves have been made on thc books and records of the Company and its Subsidiaries.

         (c) Other Tax Matters. (i) Schedule 2.11 attached hereto sets forth (A)
             -----------------
each taxable year or other taxable period of the Company and its Subsidiaries for which an audit or other examination of Taxes by any taxing authority is currently in progress, (B) the taxable years or other taxable periods of the Company and its Subsidiaries which, for tax purposes, will not be subject to the normally applicable sate of limitations because of waivers or agreements given by Parent, Seller, the company or its Subsidiaries and (C) a list of all written notices received by Parent, Seller, the Company or its Subsidiaries from any taxing authority pertaining to the commencement of a Tax audit or asserting a Tax liability of the Company or its Subsidiaries but, in the case of clauses
(A) and (C) above, only to the extent that if determined adversely to the Company or its Subsidiaries could result in a material Tax liability of the Company or its Subsidiaries after the Closing Date.

         (ii) Except as provided on Schedule 2.11, neither the Company, nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the laws of any jurisdiction with respect to Taxes for any taxable period for which the statute of limitations has not expired.

         (iii) Except as disclosed on Schedule 2.11, there are no tax sharing, tax allocation or tax indemnity agreements in effect between the Company or any of its Subsidiaries and any other party under which Purchaser, the Company or any Subsidiary could be liable for any material Taxes or other claims of any party which could result in a material liability to the Company or any of its Subsidiaries after the Closing Date.

         (iv) Except as provided in Schedule 2.11, since January 1, 1996 neither the company nor any of its Subsidiaries has made any payments pursuant to the tax sharing agreement listed on such Schedule.

         Section 2.12 Conduct of Business. Since the Balance Sheet Date, except
                      -------------------
(a) as set forth on Schedule 2.12 attached hereto or (b) as contemplated or expressly required or permitted by this Agreement, the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a material breach of the Company's agreements set forth in Section 5.1.

         Section 2.13 Compliance with Laws: Permits. (a) The Company and each
                      -----------------------------
subsidiary are in compliance in all material respects with all material applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect.

         (b) The Company and each of the Subsidiaries possesses all licenses, certificates of authority, permits or other authorizations (a "LICENSE") necessary for the ownership of its properties and the conduct of its business as presently conducted in each jurisdiction in which the Company and such Subsidiary is required to possess a License, except where the failure to possess such a License would not have a Material Adverse Effect. All such Licenses are in full force and effect and neither the Company nor any Subsidiary has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Licenses, except where the failure of such Licenses to be in full force and effect or such event, inquiry, investigation or proceeding would not have a Material Adverse Effect.

         Section 2.14 Employee Benefit Plans. Each "employee benefit plan" (as
                      ----------------------
defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any of its Subsidiaries (each, a "PLAN" and collectively, the "PLANS") is listed on
Schedule 2.14 attached hereto. Except as set forth on such Schedule, or to the extent that any breach of the representations set forth in this sentence would not have a Material Adverse Effect: (a) each Plan is in compliance with applicable law and has been administered and operated in accordance with its terms; (b) each Plan which is intended to be "qualified" (within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code")), has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter; (c) no "reportable event" (within the meaning of Section 4043(c) OF ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to a Plan; (d) no Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA; (e) full payment has been made of all amounts which the Company or any of its Subsidiaries was required to have paid under the terms of any Plan as contributions to such Plan on or prior to the date hereof (excluding any amounts not yet due) and no

Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived; (f) to the knowledge of the Company, no "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with a Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975(a) of the Code; (g) no liability, claim, action or litigation, has been commenced or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits payable submitted in the ordinary course and for the payment of PBGC insurance premiums in the ordinary course); (h) with respect to each Plan which is subject to Title IV of ERISA, as of the date of the most recent actuarial valuation performed therefor, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto; and (i) neither the Company nor any of its Subsidiaries has, or expects to incur, any withdrawal liability under Section 4201 or 4204 of ERISA with respect to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          Section 2.15 Transactions with Affiliates. Schedule 2.15 attached
                       ------------------------------
hereto identifies all material contracts, commitments and agreements in effect as of the date hereof and which will continue in effect after the consummation of the Sale, by and between the Company or any Subsidiary on the one hand and Seller or any of its Affiliates (other than the Company and the Subsidiaries) on the other. As used in this Agreement, an "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with another Person, and, with respect to the Purchaser, shall include in any event Tracinda Corporation and its Affiliates and Seven Network Limited and its Affiliates.

          Section 2.16 Insurance. Schedule 2.16 attached hereto contains a list
                      ---------
of the material policies and contracts for property and casualty insurance maintained by the Company and its Subsidiaries. All such policies are in full force and effect. The Company will use its reasonable efforts to keep or cause to be kept such policies (or substantial equivalents) in such amounts duly in force until the Closing Date and shall give Purchaser notice of any material change in such policies.

                                  ARTICLE III

                         REPRESENTATIONS OF PURCHASER
                         ----------------------------

                 Purchaser represents and warrants as follows:

          Section 3.1 Existence and Good Standing of Purchaser: Authorization.
                      -------------------------------------------------------

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this agreement by Purchaser, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate or shareholder action on the part of Purchaser or its shareholders is necessary to authorize the executed, delivery and performance of this Agreement by Purchaser and the consummation of the Sale and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by Seller, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         Section 3.2 Consents and Approvals: No Violations. Assuming that (i)
                     -------------------------------------
the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the making of such other antitrust and competition law filings as are required under applicable law and the termination and/or expiration of any waiting period or the receipt of any requisite clearances related thereto and (iii) the making or obtaining of such other applications, registrations, declarations, filings, authorization, orders, consents and approvals as are set forth in Schedule 3.2 attached hereto, the execution and delivery of this Agreement by Purchaser and the consummation of the transaction contemplated hereby (a) will not violate any provisions of the Certificate of Incorporation or By-Laws of Purchaser, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any of the terms conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and Encumbrances the existence of which, would not prevent Purchaser from performing its obligations under this Agreement or prevent, or establish any materially burdensome condition on, the consummation of the Sale and the other transactions contemplated by this Agreement.

          Section 3.3 Purchase for Investment. Purchaser will acquire the Stock
                     -----------------------
solely for its own account for investment and not with a view toward any resale or distribution thereof. Purchaser agrees that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Stock. Purchaser confirms that the Company and the Selling Group have made available to Purchaser the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries.

          Section 3.4 Available Funds. Purchaser has provided to the Selling
                     -----------------
Group true and correct copies of executed commitment letters ("PURCHASER'S FINANCING COMMITMENTS") pursuant to which the persons named therein have agreed to provide S900 million of equity financing, $450 million of term debt financing and $350 million of revolving credit, in each case on the terms and subject to the conditions set forth therein, which financing will provide Purchaser with sufficient funds to perform all of its obligations under this Agreement, including, without limitation, to make the payments specified in Sections 4.2 and 4.3(a) hereof.

          SECTION 3.5 Litigation. There is no action, suit or proceeding, at law
                      ----------
or in equity by any Person or any arbitration or any administrative or other proceeding before any governmental body or instrumentality or agency, pending or, to the knowledge of the Purchaser, threatened in writing, which is reasonably likely to have a material adverse effect on Purchaser's ability to consummate the Sale and the other transactions contemplated by this Agreement.

          Section 3.6 No Outside Reliance. Purchaser has not relied and is not
                      -------------------
relying upon any statement or representation not made in this Agreement or a Schedule hereto or in any certificate or document required to be provided by the Company or the Seller pursuant to this Agreement.

          Section 3.7 Broker's or Finder's Fees. No agent, broker, firm or other
                     -------------------------
Person acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for J.P. Morgan, whose fees, expenses and any other amounts due to J.P. Morgan or any of its officers, directors, employees or affiliates thereunder will be paid by Purchaser and no Selling Person shall be liable for any thereof.

                                  ARTICLE IV

                                 SALE OF STOCK
                                 -------------

          Section 4.1 Sale of Stock. Subject to the terms and conditions herein
                      -------------
stated, Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Seller on the Closing Date, all of the shares of Stock owned by Seller. The certificate representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Seller.

          Section 4.2 Price. In consideration for the purchase by Purchaser of
                      -----
the Stock, on the Closing Date, Purchaser shall pay to Seller the aggregate amount (the "PURCHASE PRICE") of $100,000 (with such amount to be increased to the extent that the amount paid by the Purchaser on the Closing Date pursuant to
Section 4.3(a) is less than $1,299,900,000), such payment to be made by wire transfer of immediately available funds to an account of Seller designated in writing to Purchaser not later than two business days prior to the Closing Date.

          Section 4.3. Terminating Debt. etc. (a) As a condition to the
                       ---------------------
consummation of the Sale, on the Closing Date and simultaneously with the payment by Purchaser of the Purchase Price pursuant to Section 4.2, Purchaser shall wire transfer directly to the accounts of those creditor banks designated in writing to Purchaser not less than two business days prior to the Closing Date an amount equal to the lesser of (x) $1,299,900,000 and (y) the principal amount of the Terminating Debt on the Closing Date plus all interest accrued and unpaid thereon as of the Closing Date other than interest accrued and unpaid under the Credit Agreement dated as of September 16, 1994 with The Chase Manhattan Bank as Agent (the "CMB AGREEMENT"), allocated among such creditor banks as specified in such writing (provided that the principal debt under the CMB Agreement shall be repaid first) in satisfaction of the Terminating Debt so paid (with the accrued and unpaid interest under the CMB Agreement to be paid on the Closing Date directly by the Company), and any Terminating, Debt remaining unpaid after giving effect to such payment will be satisfied, cancelled and/or extinguished at or before the Closing on a mutually satisfactory basis; provided, however, that in no event shall the aggregate amount required to be paid by Purchaser pursuant to Section 4.2 and this Section 4.3(a) exceed $1.3 billion.

          (b) On the Closing Date and simultaneously with the payment of the Purchase Price pursuant to Section 4.2, all obligations (direct, indirect and/or contingent but not including any obligation owing under this Agreement or any Terminating Debt) owing by the Company or its Subsidiaries to the Selling Persons, Credit Lyonnais S.A. or their affiliates (collectively the "SELLING PARTIES") shall be set-off against all obligations (direct, indirect and/or contingent but not including any obligation owing under this Agreement) owing by the Selling Parties to the Company or its Subsidiaries and all such obligations that remain after such set-off shall be cancelled and of no further effect.

          Section. 4.4 Closing. The closing of the Sale referred to in Section
                       -------
4.1 (the "CLOSING") shall take place at 10:00 A.M. at the offices of White & Case, 633 West Fifth Street, Los Angeles, CA 90071-2007 on September 17, 1996, or at such other time, date and place (not later than October 30, 1996) as the parties hereto shall by written instrument designate. Such time and date are herein referred to as the "CLOSING DATE". The parties hereby agree that the effective time of the Closing for Federal income tax purposes shall be at 12:01 a.m. on the Closing Date.

                                   ARTICLE V

                              CERTAIN AGREEMENTS
                              ------------------

          Section 5.1 Conduct of Business of the Company. During the period from
                      ----------------------------------
the date of this Agreement to the Closing Date, the Company will conduct its operations and will cause the Subsidiaries to conduct their respective operations in the ordinary course of business. Notwithstanding the immediately preceding sentence, pending the Closing Date and except as may be first approved by Purchaser (such approval not to be unreasonably withheld) or as is otherwise permitted, contemplated or required by this Agreement or set forth on Schedule 5.1 hereto,
(a) the Company's and the Subsidiaries' respective Certificates of Incorporation and By-Laws will be maintained in their respective forms on the date of this Agreement, (b) the compensation payable or to become payable by the Company and the Subsidiaries to any of their directors, officers or employees being paid $1,000,000 per year or more will be maintained at the amount existing on the date of this Agreement except for normal periodic increases in the ordinary course of business consistent with past practice, (c) the Company and the Subsidiaries will refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such Persons except those that have been accrued or accrue in the ordinary course of business (including, without limitation, any payments to employees under the MGM Savings Plan, the MGM Retirement Plan, the MGM Retirement Plan for Canadian Employees, the MGM Management Incentive Plan, the MGM Group Insurance Plan, the MGM Dependent Care Plan and each of the Benefit Assurance Programs referred to in Section 5.5), (d) the Company and the Subsidiaries will refrain from entering into any material contract or commitment except material contracts and commitments in the ordinary course of business, (e) the Company and the Subsidiaries will refrain from increasing their indebtedness for borrowed money, except borrowings in the ordinary course of business, (f) the Company and the Subsidiaries will refrain from cancelling or waiving any claim or right of substantial value which individually or in the aggregate is material to the Company and the Subsidiaries taken as a whole, other than in the ordinary course of business, (g) the Company will refrain from declaring or paying any dividends in respect of any capital stock of the Company or redeem, purchase or otherwise acquire any of the Company's capital stock (except for dividends described on Schedule 5.1 attached hereto), (h) the Company and the Subsidiaries will refrain from making any material change in accounting methods or practices, except as required by law or generally accepted accounting principles, (i) the Company and the Subsidiaries will refrain from issuing or selling any shares of their capital stock or any other securities, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of their capital stock or any other securities, or making any other changes in their capital structures, except for issuances or commitments by any Subsidiary to issue any such securities to the Company or any other Subsidiary, (j) the Company and the Subsidiaries will refrain from settling any pending litigation, other than any settlement which will not have a Material Adverse Effect, (k) except as required by, or to give effect to, any liquidation of Parent as provided for in Section ll.15, Parent and Seller, as applicable, and the Company and its Subsidiaries will refrain from (i) the making or changing of any material Tax election with respect to the Company or any of its Subsidiaries or the filing of any Tax Return which is not consistent with the prior practice of the Company and its Subsidiaries, as applicable, and (ii) the settling of any material liability for Taxes of the Company or any of its Subsidiaries, and (1) the Company and the Subsidiaries will not agree, whether or not in writing, to do any of the foregoing.

          Section 5.2 Review of the Company: Access to Properties and Records.
                      -------------------------------------------------------
(a) Purchaser may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company and the Subsidiaries to familiarize itself with such properties and the business of the Company and the Subsidiaries. The Company will permit Purchaser and its representatives to have reasonable access to the premises and to the books and records of the Company and the Subsidiaries during normal working hours and upon reasonable notice to conduct such review; provided, however, that such investigation shall not
                     --------
unreasonably disrupt the personnel and operations of the Company or its Subsidiaries. The parties hereto acknowledge that PurchaSer (or an Affiliate of Purchaser) and Lazard Freres (on behalf of CDR and the Company) have entered into a Confidentiality Agreement dated as of July 16, 1996 (the "CONFIDENTIALITY AGREEMENT") and Purchaser confirms that it and its Affiliates will comply with their respective obligations thereunder and that information obtained during any such review will be subject to the terms of the Confidentiality Agreement.

          (b) Until the Closing Date, Purchaser shall promptly inform CDR and the Company in writing of any material variances discovered by Purchaser or its representatives in the representations and warranties of the Selling Group and the Company contained in this Agreement.

          Section 5.3 Reasonable Best Efforts. Each of the parties hereto
                      -----------------------
agrees to use its reasonable best efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with the other company hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) compliance with the HSR Act in all respects (including the filing of a notification and report form), (b) compliance with other applicable antitrust or competition laws or statutes, if any, (c) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (d) the obtaining of all necessary consents, approvals or waivers from third parties and (e) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions con-templated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.

          Section 5.4 Directors' and Officers' Indemnification. (a) The
                      ----------------------------------------
provisions of the Certificate of Incorporation and By-laws of the Company and of each Subsidiary concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof an officer or director of the Company or of any such Subsidiary. Upon the consummation of the Sale, Purchaser shall assume and become liable for, jointly and severally with the Company and each Subsidiary, any liability and all obligations of the Company and each Subsidiary under such provisions.

          (b) For six years from the Closing Date, the Company (and each Subsidiary) shall maintain, and Purchaser shall cause the Company and each Subsidiary to maintain, officers' and directors' liability insurance covering the Persons who are presently covered by the Company's (and any Subsidiary's) officers' and directors' liability insurance policies (copies of which have heretofore been delivered to Purchaser) with respect to actions and omissions occurring prior to the Closing Date, on terms which are not materially less favorable than the terms of such current insurance in effect for the Company on the date hereof; provided, however, that in no event shall the Company be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "PREMIUM AMOUNT") to maintain or procure insurance coverage pursuant hereto, and further provided that if the Company is unable to obtain the insurance called for by this Section 5.4(b), the Company will obtain as much comparable insurance as is available for the Premium Amount per year.

          (c) Notwithstanding the foregoing, the Selling Group shall be liable to indemnify the Company's officers and directors as, and to the extent, provided in Section 9.2(a) and, to the extent such officers and/or directors are entitled to such indemnification, the Company and the Purchaser shall have no duty to make payments to such directors and officers under this Section 5.4, provided that it is understood that the Selling Group will not have to make indemnity payments under Section 9.2(a) to the extent any director or officer has actually been paid pursuant to any insurance maintained pursuant to Section 5.4(b) with respect to the Damages (as defined in Section 9.2(a)) being indemnified. To obtain the benefits of any such indemnification by the Selling Group with respect to any claim or action covered by any liability insurance policy, a claim must be made under such insurance policy by the Company and/or the relevant director and/or officer. To the extent a claim under any such insurance policy has been made and not yet paid the Selling Group will make any indemnification payment under Section 9.2(a) when due and payable pursuant to such Section provided that such claim will be pursued by the Company and/or the indemnified director or officer at the expense and sole risk, of the Selling Group (or, if possible, such claim will be assigned to a Selling Person to be pursued by it) which actions shall include commencing, at CDR's request and expense and sole risk, a lawsuit to collect any such claim to the extent the Company and/or such director or officer is required to be party to such lawsuit.

          Section 5.5 Benefit Assurance Programs. The provisions of the
                      --------------------------
Employee Benefit Assurance Program, the Management Benefit Assurance Program and the Senior Management Benefit Assurance Program (collectively the "BENEFIT ASSURANCE PROGRAMS"), each adopted by the Company as of March 12, 1996 shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof an employee covered by such program without such affected person's consent. Upon the consummation of the Sale, Purchaser shall assume and become liable for, jointly and severally with the Company, all obligations under such program.

          Section 5.6 Non-Solicitation of Employees. (a) For a period
                      -----------------------------
commencing on the date hereof through the third anniversary of the Closing Date,
(i) none of the Selling Group or any of their Affiliates (other than the Company or any Subsidiary) shall affirmatively seek to hire any officer of the Company or any Subsidiary in any capacity whatsoever without the express written consent of Purchaser.

          (b) To the extent this Agreement is terminated pursuant to Section
10.1 (b) (to the extent CDR terminates) or (d), for a period commencing on the date hereof through the third anniversary of such termination, neither Purchaser nor any of its Affiliates (other than Frank Mancuso) shall (x) affirmatively seek to hire any officer of the Company in any capacity whatsoever or (y) while any such officer is employed by the Company or any of its Affiliates in a position having greater or substantially the same level of compensation and responsibility as the position with the Company held by such officer on the date hereof, hire any officer in any capacity whatsoever without, in either case (x) or (y), the express written consent of the CDR.

          (c) The Selling Group recognizes that the provisions of clause (a) of this Section 5.6 are reasonable and necessary for Purchaser's protection and Purchaser recognizes at the provisions of clause (b) of this Section 5.6 are reasonable and necessary for the protection of the Selling Group. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of clauses (a) and (b) of this Section 5.6 and to enforce specifically the terms and provisions hereof in any action instituted in any court of the

United States or any state thereof having subject matter jurisdiction in addition to any other remedy to which such party may be entitled at law or equity. If it is ever held that the restriction placed on Purchaser or the Selling Group by this Section 5.6 is too onerous and is not necessary for the protection of the Company, Purchaser and the Selling Group agree that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

          Section 5.7 Affected Employees. It is the intention of the parties
                      ------------------
hereto that the employees of the Company and the Subsidiaries (including employees on vacation leave of absence, disability or layoff) (the "AFFECTED EMPLOYEES") at the Closing Date will remain employees of the Company and the Subsidiaries immediately following the Closing Date at the salary levels (or higher) that were in effect immediately prior to the Closing Date.

          Section 5.8 Employee Benefits. (a) Purchaser will, and will cause the
                      -----------------
Company and the Subsidiaries to, give to each Affected Employee the same service credit with Purchaser, the Company and the Subsidiaries as each such Affected Employee previously earned up to the Closing Date for purposes of determining the Affected Employee's eligibility to participate in, vesting under, benefit accrual under, eligibility for early distribution of benefits from and eligibility for early retirement or any subsidized benefit provided for in any employee benefit plan, practice or policy established, maintained or contributed to by Purchaser (a "PURCHASER'S PLAN") and shall where appropriate cause each Purchaser's Plan to reflect the foregoing requirement.

          (b) Immediately after the Closing Date, the Affected Employees will be provided such pension and other employee benefits, which are comparable in all material respects to and no less favorable in the aggregate than such benefits provided by the Company or any Subsidiary immediately prior to the Closing Date. Purchaser shall, effective as of the Closing Date, provide or cause to be provided, for the Affected Employees medical and dental benefits pursuant to an employee welfare benefit plan (a "WELFARE PLAN") which Welfare Plan shall not have any pre-existing condition exclusions. For purposes of computing deductible amounts (or like adjust adjustments or limitations on coverage under any Purchaser's Plan which is an "employee welfare benefit plan," as defined in
Section 3(1) of ERISA (a "SUCCESSOR WELFARE PLAN"), including the Welfare Plan, expenses and claims previously recognized for similar poses under plans of the Company or any Subsidiary providing similar benefits prior to the Closing Date shall be credited or recognized under the applicable Successor Welfare Plan.

          (c) Notwithstanding the foregoing, Purchaser will, or will cause the Company and the Subsidiaries to, perform the obligations of the Company or any Subsidiary under the Benefit Assurance Programs, as in effect on the date of this Agreement. Purchaser shall be solely responsible for and shall pay, or shall cause the Company or a Subsidiary to pay, when due all direct and indirect damages, costs, expenses and other liabilities in respect of any claim of any Affected Employee that such Affected Employee's employment has been terminated, either voluntarily or involuntarily, in conjunction with the transactions contemplated hereby or otherwise, including, without limitation, any claim for severance pay, unemployment benefits or any other liabilities, claims, costs, interest, penalties and fees of legal counsel, asserted against, imposed upon or incurred by Seller, CDR, Parent or the Company, or any Subsidiary, arising from or relating in any way to such claims.

          Section 5.9. Tax Sharing Agreement. The tax sharing agreement listed
                       ---------------------
on Schedule 2.11 shall be cancelled as of the Closing Date, and the Company and its Subsidiaries shall thereafter not be bound by, and shall have no obligation to make any payments pursuant to, such tax sharing agreement, including without limitation any payments in respect of amounts due with respect to taxable periods or portions thereof ending on or prior to the Closing Date.

                                   ARTICLE VI

                     CONDITIONS TO PURCHASER'S OBLIGATIONS
                     -------------------------------------

          The purchase of the Stock by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver, at or prior to the consummation of the Sale, of the following conditions:

          Section 6.1 Opinion of Seller's Counsel. Purchaser shall have received
                      ---------------------------
an opinion, dated the Closing Date, of White & Case in form and substance to be agreed upon.

          Section 6.2 Truth of Representations and Warranties. The
                      ---------------------------------------
representations and warranties of the Selling Group and of the Company contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date), and each of Seller and the Company, shall have delivered to Purchaser a certificate, dated the Closing Date and addressing, respectively, the status of the representations and warranties of the Selling Group and the Company to such effect.

          Section 6.3 Performance of Agreements. Each and all of the agreements
                      -------------------------
of the Selling Group and/or the Company to be performed at or prior to the C1osing Date pursuant to the terms hereof shall have been duly performed in all material respects, and each of Seller and the Company shall have delivered to Purchaser a certificate, dated the Closing Date and addressing, respectively, the status of the agreements of the Selling Group and the Company, to such effect.

          Section 6.4 No Injunction. No court or other government body or public
                      -------------
authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

          Section 6.5 Governmental and Other Approvals. All of the governmental
                      --------------------------------
and other consents and approvals set forth on Schedules 1.3(a) and 2.2 shall have been received and such approvals shall be in full force and effect. All waiting periods under the HSR Act and other relevant antitrust or competition laws or statutes shall have been terminated or expired.

          Section 6.6 Resignations. All Persons who are directors of the Company
                      ------------
whose principal employment is not as an officer and/or employee of the Company and/or any of the Subsidiaries shall have resigned such directorships.

          Section 6.7 Purchaser's Financing. At the Closing the Purchaser shall
                      ---------------------
have available to it not less than $900 million of equity financing, $450 million of term debt financing and $350 million of revolving credit on substantially the terms set forth in the Purchaser's Financing Commitments heretofore provided to the Selling Group by thc Purchaser.

          Section 6.8 Terminating Debt. At Closing and after giving effect to
                      ----------------
the payments made pursuant to Section 4.3(a), no Terminating Debt shall be outstanding.

                                  ARTICLE VII

                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------

          The sale of the Stock by Seller on the Closing Date is conditioned upon satisfaction or waiver, at or prior to the consummation of the Sale of the following conditions:

          Section 7.1 Opinions of Purchaser's Counsel. Purchaser shall have
                      -------------------------------
furnished Seller with an opinion, dated the Closing Date, of counsel satisfactory to CDR and in form and substance to be agreed upon.

          Section 7.2 Truth of Representations and Warranties. The
                      ---------------------------------------
representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          Section 7.3 Performance of Agreements. Each and all of the agreements
                      -------------------------
of Purchaser to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          Section 7.4 No Injunction. No court or other government body or public
                      -------------
authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

          Section 7.5 Governmental Approvals. All of the governmental and other
                      ----------------------
consents and approvals set forth on Schedule 3.2 and such approvals shall be in full force and effect. All waiting periods under the HSR Act and other relevant antitrust or competition laws or statutes shall have been terminated or expired.

                                  ARTICLE VIII

                                  TAX MATTERS
                                  -----------

          Section 8.1 Tax Liabilities. (a) All income Tax liabilities imposed on
                      ---------------
the Company and its Subsidiaries for all taxable years or other taxable periods or portions thereof ending on or before the Closing Date ("PRE-CLOSING
Periods") shall be for the account of the Selling Group and income tax liabilities shown on Schedule 8.1(a) shall be for the account of Purchaser, provided, however, that Purchaser's liability for such Taxes shall be limited to the amounts set forth in Schedule 8.1(a). The amount paid by the Selling Group pursuant to the immediately preceding sentence shall include all income Taxes imposed on the Company and its Subsidiaries, or for which the Company and its Subsidiaries may be liable, as a result of any election to be made by Parent and Purchaser pursuant to Sections 338(g) and 338(h)(10) of the Code and (to the extent such election does not result in the Selling Group being obligated (directly or as a result of indemnities given hereunder) for any tax liability in excess of the amount they would be liable for in the absence of any such election) any analogous provisions of foreign and United States state and local laws and regulations (collectively "SECTION 338 ELECTIONS") with respect to the purchase of the Stock pursuant to this Agreement. For this purpose, such income Tax liabilities with respect to a taxable year or other taxable period which begins on or before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date as though the taxable year or other taxable period of the group terminated at the close of business on the Closing Date and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income and expenses within a taxable year or other taxable period. Except to the extent accounted for as an asset on the Balance Sheet, any refund of income Taxes for any Pre-Closing Period attributable to the payment of income Tax liabilities for which the Selling Group is liable pursuant to the first sentence of this Section 8.1(a) that is received by Purchaser, the Company or any of its subsidiaries shall be remitted to Parent net of any income Taxes of the Company or any of its Subsidiaries arising from the receipt of such refund, within five days of the receipt thereof.

          (b) Except as otherwise provided in Section 8.i(a), all Tax liabilities imposed on the Company and its Subsidiaries and all refunds of Taxes received by the Company and its Subsidiaries shall be for the account of and paid by Purchaser and/or the Company, as applicable. In addition, Purchaser agrees to pay or discharge when due, all liabilities for Taxes described on
Schedule 8.1(a), provided, however, that the Purchaser's obligation with respect to such Taxes shall not exceed the amounts set forth in such schedule.

          Section 8.2 Tax Returns. (a) Parent shall, consistent with past
                      -----------
practices, include the Company and all eligible Subsidiaries in the consolidated U.S. federal income tax returns filed by Parent for all Pre-Closing Periods. Parent shall also prepare, or shall cause to be prepared, and thereafter file all state, local and foreign income Tax Returns of the Company and its Subsidiaries that are filed on a consolidated, combined or unitary basis with the Seller or its Affiliates (other than the Company and its Subsidiaries) to the extent that such Tax Returns have been filed on a consolidated, combined or unitary basis in the preceding taxable year. All such Tax Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by applicable law, in compliance with all applicable laws and in a manner consistent with the prior practice with respect to the Company and its Subsidiaries, as applicable. Parent shall timely pay when due all Taxes shown as due on all such Tax Returns. In order to facilitate the preparation of such consolidated, combined and unitary Tax Returns, Purchaser shall, within a reasonable period of time after Parent's request, provide or cause the Company and/or its Subsidiaries to provide Parent with such information as Parent shall identify that is reasonably necessary for preparing the income Tax Returns described in this Section 8.2(a). Such information shall be submitted in a form consistent with prior practice which may include the preparation of final draft of such Tax Returns or portions thereof. Parent and Seller shall not file any amended Tax Returns with respect to Pre-Closing Periods without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

          (b) Except as provided in Section 8.2(a), Purchaser shall, or shall cause the Company and its Subsidiaries to, prepare and file all Tax Returns required to be filed by the Company and/or its Subsidiaries after the Closing Date for all taxable years or other taxable periods; provided, however, that no later than 30 days prior to the extended due date for the filing of any income Tax Return with respect to any taxable year or other taxable period of the Company or any of the Subsidiaries beginning on or before the Closing Date and ending after the Closing Date, the Purchaser shall (a) provide Parent with written notice, which notice shall set forth Purchaser's calculations regarding the amount of income Taxes, if any, for which Purchaser determines the Selling Group is liable pursuant to Section 8.1(a) in sufficient detail and particularity to enable Parent to verify the amount of such income Taxes, (b) provide Parent with the draft of such income Tax Return and (c) provide Seller access to all records of the Company and its Subsidiaries reasonably necessary to enable Parent and its representatives to evaluate the draft income Tax Returns provided with such notice. No later than 10 days prior to the extended due date for the filing of such income Tax Returns, Parent shall notify Purchaser of any objections Parent may have to Purchaser's calculations regarding the amount of such income Taxes and to any items set forth in such draft income Tax Return Purchaser and Parent agree to consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved by an independent accounting firm mutually acceptable to Parent and Purchaser by the due date (including extensions) for such income Tax Returns. If such resolution is not reached on or prior to such date, Purchaser shall initially file or cause the Company and its Subsidiaries to initially file such income Tax Returns based on Purchaser's position with respect to the issues in dispute. The amount of income Taxes for which the Selling Group is liable pursuant to Section 8.1(a) shall be paid by the Selling Group to Purchaser (for payment over to the Taxing authority) at least two days prior to the date the corresponding payment to the Taxing authority is due.

          Section 8.2A. Tax Indemnification. The Selling Group will indemnify
                        -------------------
and hold harmless Purchaser, the Company and its Subsidiaries from and against any and all liabilities for:

          (i)  income Taxes for which the Selling Group is liable pursuant to
Section 8.1(a); and

          (ii) income Taxes imposed under Treasury Regulations Section 1.1502-6 (or any analogous provision of foreign, state or local law) with respect to members of the Selling Group (excluding the Company and its Subsidiaries) or, imposed with respect to Pre-Closing Periods as a transferee or successor, under
Section 6901 of the Code (or any analogous provision of foreign, state or local law), by contract, or otherwise;

in each case, together with any related expenses incurred (including, without limitation, attorneys' and accountants' fees).

          Section 8.3 Cooperation: Audits. In connection with the preparation of
                      -------------------
Tax Returns, audit examinations and any administrative or judicial proceedings relating to the income Tax liabilities imposed on the Company and its Subsidiaries for all Pre-Closing Periods, Purchaser, the Company and its Subsidiaries on the one hand, and Parent and the Seller on the other hand, will cooperate fully with each other, including, but not limited to, the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such income Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of such income Taxes. Without limiting the generality of the foregoing, Parent (and its representatives) shall be entitled to examine books and records of the Company and its Subsidiaries, and Purchaser and the Company (and their representatives) shall be entitled to examine the books and records of Parent and Seller, in each case with respect to any Pre-Closing Period, and shall have reasonable access to personnel of the Company and its Subsidiaries to the extent necessary or helpful for purposes of preparing or amending any income Tax Returns (including previously filed income Tax Returns) or obtaining income Tax refunds with respect to all Pre-Closing Periods.

          Parent shall control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to the income Tax liability for all Pre-Closing Periods, including such income Tax liability reflected on all income Tax Returns for any consolidated, combined or unitary group of which Seller or its Affiliates (other than the Company and its Subsidiaries) and the Company or any of its

Subsidiaries are members with respect to any taxable year or taxable period which, with respect to the Company and its Subsidiaries, ends on or before the Closing Date but which, with respect to any other member of such consolidated, combined or unitary group, ends after the Closing Date other than income Tax liability with respect to Taxes for which accruals are set forth in Schedule 8.l(a); provided, however, that neither the Parent nor its representatives shall, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the income Tax liability of the Purchaser, the Company or any Subsidiary for any taxable year or other taxable period (or portion thereof) after the Closing Date. Purchaser shall control the conduct of all other audits or other administrative or judicial proceedings with respect to the Tax liability of the Company and its Subsidiaries; provided, however, that none of Purchaser, the Company, any of the Subsidiaries nor any of their representatives shall, without the prior written consent of Parent, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the income Tax liability of the Selling Group, the Company or any of its Subsidiaries for any taxable year or other taxable period (or portion thereof) ending on or prior to the Closing Date. Purchaser and Parent shall promptly forward to the other all written notifications and other communications from any taxing authority received by it or its Affiliates which could be expected to give rise to any Tax audit or other proceeding relating to the Tax liability of the other Person and/or its affiliates. Purchaser and Parent shall also promptly forward to the other all written notifications and other written communications from any taxing authority received by it and its Affiliates relating to any income Tax audit or other proceeding relating to the income Tax liability of or with respect to the Company or any of its Subsidiaries for any Pre-Closing Period. The failure of Purchaser to forward to Parent such written notifications or written communications shall not excuse the Selling Group from its obligations under Sections 8.1 and 8.2A with respect to any increased income Tax liability directly or indirectly attributable to any such written notification or other communication except to the extent the Selling Group is materially prejudiced by such failure.

          Section 8.4 Section 338. To the extent Purchaser has given CDR
                      -----------
written notice at least 21 days prior to the Closing Date of its decision to effect one or more Section 338 Elections, Parent and Purchaser shall jointly complete and make such Section 338 Elections as specified in such notice with respect to the Company and its Subsidiaries included in Parent's affiliated group on Form 8023A and/or in such other manner as may be required by rule or regulation of the Internal Revenue Service and/or any applicable foreign, state or local Taxing authority provided, however, that none of Purchaser, the Company or any of its Subsidiaries shall make an election under (i) Section 338 of the Code with respect to any non-U.S. Subsidiaries of the Company or

(ii) any provisions analogous to Code Section 338 under any foreign or United States state and/or local laws and regulations if such election would result in any Tax liability to thc Selling Group in excess of the amount of such Taxes that would result if no such election were made, it being understood that if the Company or any of its Subsidiaries has the ability to elect out of such treatment and does not so elect, such failure shall constitute an affirmation election. Notwithstanding the foregoing, Purchaser, the Company and its Subsidiaries shall be entitled to make a Section 338 election with respect to non-U.S. Subsidiaries of the Company and/or under the analogous provision of foreign, State and local law if Purchaser shall provide to Selling Group an indemnity in form and substance satisfactory to Parent, for all increased liabilities resulting to Selling Group from such elections. Parent shall, with the assistance and cooperation of Purchaser, prepare on a reasonable basis and in a manner consistent with this Agreement all such Section 338(g) and Section 338(h)(10) election forms and required attachments to Form 8023A in accordance with applicable law, Parent shall deliver such forms and related documents to Purchaser at least 90 days prior to the due date of filing. Purchaser shall deliver to Parent, at least 45 days prior to the due date of filing, such completed forms as are required to be filed under Section 338 of the Code.

          Section 8.5 Valuation and Allocation. To the extent Section 338
                      ------------------------
Elections are to be made as provided in Section 8.4, Parent and Purchaser will act reasonably and in good faith to reach an agreement promptly after the Closing Date on an allocation of the "adjusted grossed-up basis" of the Stock (within the meaning of Treasury Regulations Section 1.338(h)(10)-lT(e)) for the Company and its Subsidiaries to categories of assets as required for purposes of
Section 338 under the Code. Neither Parent nor Purchaser shall unreasonably withhold consent to the manner of valuation or allocation employed. If Parent and Purchaser are unable to reach a mutually acceptable valuation of assets and allocation of the "adjusted grossed-up basis" within 120 days after the Closing Date, they shall submit the issue to arbitration by a nationally recognized accounting firm as shall be mutually acceptable to each of them for resolution of the disagreement within thirty days, it being agreed that Parent and Purchaser will jointly share the fees and expenses of such accounting firm. The valuations and allocations determined pursuant to this Section 8.5 shall be used for purposes of all relevant Tax Returns, reports and filings, but shall not be relevant or have any effect on any other provision of this Agreement, except insofar as these other provisions relate to or affect Taxes or Tax Returns.

                                  ARTICLE IX

                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                 --------------------------------------------

          Section 9.1 Survival of Representations. Except for the
                      ---------------------------
representations and warranties set forth in Section 1.1, 1.2, 1.3, 1.4, 3.3, 3.6 and 3.7, which shall survive until expiration of the applicable statute of limitations, the representations and warranties of the Selling Group, the Company and Purchaser contained in this Agreement shall not survive the Closing Date.

          Section 9.2 Indemnities. (a) Each member of the Selling Group, jointly
                      -----------
and severally, hereby agrees to indemnify and hold harmless Purchaser, the Company and/or its Subsidiaries and each of their respective officers, directors, employees, agents, affiliates and stockholders from and against any and all liabilities, damages, claims, losses or Expenses ("DAMAGES") suffered or incurred by any such indemnified party to the extent arising from or attributable to any (u) breach of any representation or warranty made by a Selling Person in Section 1.1, 1.2, 1.3 or 1.4, (v) any breach of any covenant or agreement made or given by any Selling Person in Section 5.6, or Article XI,
(w) any dispute, claim, cause of action or proceeding (including the litigation listed as Item 1 of Schedule 2.9), at law or in equity or in any arbitration or other administrative, investigative or other proceeding, wherever initiated, whether currently pending or threatened or hereafter arising or threatened by or on behalf of Mr. Giancarlo Parretti (or his successors and heirs and/or any family member and/or any corporation or business entity controlled by or affiliated with him or them) or by any creditor of (in such capacity) or any person claiming through any of the foregoing or any present or former securityholder or creditor (in each case in such capacity) of Pathe Communications Corporation or any successor thereto (collectively, the "PARRETTI LITIGATION") to the extent such Parretti Litigation is based on (i) any action or activity (other than of the Purchaser and its Affiliates to the extent not related to the sale of the Stock hereunder) occurring on or prior to the Closing Date or (ii) any action or activity by Credit Lyonnais SA. or any of its Affiliates (including any Selling Person) occurring after the Closing Date, (x) the ownership, operation and/or disposition of the Company's French laboratory and real estate assets (including SNGTC S.A., SCI la Cite du Cinema and Participations Immobiliere Europe SARL), (y) the litigation referred to in Items 2, 3 and 4 of Schedule 2.9 (the "SCHEDULED LITIGATION") or any dispute, claim, cause of action or proceeding, wherever initiated, whether currently pending or threatened or hereafter arising or threatened by or on behalf of any party to the Scheduled Litigation (or any successor or heir thereto or any family member thereof or any corporation or business entity controlled by or affiliated with any such party) or by any of their respective creditors (in such capacity) or any person claiming through any of the foregoing to the extent such dispute, claim, cause of action or proceeding is based on or arises out of any activity or action that forms in whole or in any material part the basis of any of the Scheduled Litigation, and
(z) any liability, claim, cause of action or obligation reserved to Seller or any of its Affiliates (other than the Company and its Subsidiaries) under the Contribution Agreement, dated as of December 30, 1993, between Seller and the Company and all amendments thereto. To the extent that the Selling Group's undertakings set forth in this Section 9.2(a) may be unenforceable, the Selling Group shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder and the balance of such indemnification shall be effected by way of a cash refund of a portion of the consideration paid by Purchaser equal to such balance. The term "EXPENSES" shall include without limitation, for purposes of this Article IX, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of an Indemnified Party's counsel, accountants and other experts) actually and reasonably incurred by the Indemnified Party in connection with such matter, including the investigation, preparation, defense or appeal of a third party Claim (as defined below).

          (b) Purchaser hereby agrees to indemnify and hold harmless each Selling Party and each of their respective officers, directors, employees, agents, affiliates and stockholders against any and all Damages suffered or incurred by any such indemnified party to the extent arising from or attributable to any breach of any representation or warranty made by the Purchaser in Section 3.3, 3.6 or 3.7 of this Agreement. To the extent that the Purchaser's undertakings set forth in this Section 9.2(b) may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder and the balance of such indemnification shall be effected by way of a cash addition to the Purchase Price in the amount of such balance.

          (c) Any party seeking indemnification under this Article IX (an "INDEMNIFIED PARTY") shall give each party from whom indemnification is being sought (each, an "INDEMNIFYING PARTY") notice of any matter which such Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises provided, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure. The obligations of an Indemnifying Party under this Article IX with respect to Damages arising from any Parretti Litigation and/or any claims of any other third party which are subject to the indemnification provided for in this Article IX (collectively, "THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within such time frame as necessary to allow for a timely response and in any event within 45 days (20 days in the case of any Parretti Litigation) of the receipt by the Indemnified Party of such notice; provided, that the failure to
                                                 --------
provide such timely notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify and hold harmless the Indemnified Party hereunder against any Damages that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through White & Case (if the Selling Group are the Indemnifying Party) or, in any case, other counsel of its choice reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within ten Business Days of the receipt of such notice from the Indemnified Party; provided,
                                                               --------
however, that if there exists or is reasonably likely to exist a conflict of
-------
interest that would make it inappropriate in the judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claims in good faith. In respect of all Parretti Litigation listed on Schedule 9.2, or first commenced after the date hereof and on or prior to the Closing Date and specified in a supplement to Schedule 9.2 delivered by CDR to Purchaser on the Closing Date, the Selling Group hereby acknowledges its obligation to indemnify and hold harmless Purchaser, the Company and its Subsidiaries from all Damages arising therefrom and has elected to assume and control the defense of such Parretti Litigation subject to the provisions set forth herein. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of unconditional written release from all liability in respect of such Third Party Claim or (ii) (except in the case of any Parretti Litigation) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other money payments (so long as the Indemnifying Party has acknowledged in writing its obligation to indemnify and provides the Indemnified Party evidence (reasonably satisfactory to the Indemnified Party) that the Indemnifying Party will be able to satisfy such obligations timely). Finally, no Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party as provided above in this Section 9.2(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. The failure to satisfy the foregoing terms and conditions shall not release the Indemnifying Party from its obligations hereunder except to the extent such failure has materially prejudiced the Indemnifying Party.

          (d) The expenses incurred by any Indemnified Party in defending and/or investigating any Third Party Claim, together with any interest that may accrue on any such unpaid expenses if not reimbursed when due hereunder, shall be paid by the Indemnifying Party prior to the final disposition of such Third Party Claim within 30 days after receiving from the Indemnified Party copies of invoices presented to the Indemnified Party for such expenses and an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent it is ultimately determined that the Indemnified Party is not entitled to indemnification. Any other Damages, in the form of judgments, fines, penalties, awards or otherwise, to which an Indemnified Party may become subject in connection with any Third Party Claim, together with any interest that may accrue thereon, shall be paid within 30 days after any judgment is rendered or order is issued (whether or not appealable) imposing such Damages or 30 days after a settlement is reached in which such Damages are specified, as applicable. The Indemnifying Party shall be entitled to defer the payment of any Damages imposed upon an Indemnified Party pursuant to an appealable judgment or order until a final, non-appealable judgment or order is rendered, provided that the Indemnified Party posts any appeal bond or other security required in connection with any such appeal. Any Damages in the nature of severance payments, legal and financial advisory fees, contractual termination payments or other contractual obligations incurred by Purchaser, the Company and/or its Subsidiaries or any of their respective officers, directors, employees and agents in connection with the matters described in Section 9.2(a)(x), together with any interest that may accrue on any such unpaid amounts, shall be paid by the Selling Group, without the requirement of any judgment, order or decree of any court, arbitrator or other adjudicating body, within 30 days after receiving from Purchaser or the Company copies of invoices presented to Purchaser, the Company or its Subsidiaries covering such Damages provided that the Selling Group shall not be required to pay such invoice if the Selling Group disagrees with the contents thereof provided that in such case the Selling Group shall indemnify the Purchaser, the Company and its Subsidiaries from all Damages arising from any such rejection or delay in payment.

          Section 9.3 Limits on Indemnification. Notwithstanding anything to the
                      -------------------------
contrary contained in this Agreement, the maximum amount of indemnifiable Damages which may be recovered from the Selling Group, on the one hand, or the Purchaser, on the other hand, arising out of or resulting from the causes enumerated in Section 9.2 shall be $1.3 billion, provided that this limitation shall not be applicable to amounts payable under Section 9.2(a)(w), which amounts shall be payable without limitation.

          Section 9.4 Tax Matters. Anything in this Article IX to the contrary
                      -----------
notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VIII.

                                   ARTICLE X

                                  TERMINATION
                                  -----------

          Section 10.1 Events of Termination. This Agreement may be terminated
                       ---------------------
(a) by mutual written agreement of Purchaser and CDR or (b) either Purchaser or CDR, to the extent that the Closing Date has not occurred prior to October 30, 1996, provided that the party exercising its right to so terminate this Agreement shall not have materially breached any of the representations, warranties, covenants or agreements contained herein (x) of Purchaser, if Purchaser is terminating or (y) of the Selling Group and the Company, if CDR is terminating, (c) by Purchaser by written notice to the CDR, if the conditions set forth in Article VI hereof shall not have been complied with or performed on or prior to the Closing Date in any material respect and Purchaser shall not have materially breached any of its representations, warranties, covenants or agreements contained herein, or (d) by CDR by written notice to Purchaser, if the conditions set forth in Article VII shall not have been complied with or performed on or prior to the Closing Date in any material respect and neither any Selling Person nor the Company shall have materially breached any of their representations, warranties, covenants or agreements contained herein, and, in the case of both clauses (c) and (d), such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before October 30, 1996.

          Section 10.2 Effect of Termination. In the event that this Agreement
                       ---------------------
shall be terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 5.6(b),
11.1 and 11.6 and as provided in the third sentence of Section 5.2(a), which shall continue in full force and effect) shall terminate without further liability or obligation of either party to the other party hereunder; provided,
                                                                      --------
however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder or (ii) any knowing misrepresentation made by such party of any matter set forth herein.

                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

          Section 11.1 Expenses. The parties hereto shall pay all of their own
                       --------
expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants; provided, however, that Purchaser and CDR each shall
                          --------
pay all of its respective filing fees under the HSR Act and any other applicable antitrust or competition laws or statutes. The Selling Group shall be responsible for paying and shall indemnify Purchaser, the Company and the Subsidiaries against any and all out-of-pocket costs and expenses of third parties (including the fees and disbursements of White and Case and other legal counsel) incurred by the Company or any Subsidiary in connection with the Sale.

          Section 11.2 Transfer Taxes. All stamp, transfer, documentary, sales,
                       --------------
use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "TRANSFER TAXES") shall be paid 50% by Purchaser and 50% by the Selling Group and Seller shall, at the 50/50 expense of the Purchaser and the Selling Group, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to Purchaser evidence of payment of all Transfer Taxes.

          Section 11.3 Governing Law; Consent to Jurisdiction. (a) The
                       --------------------------------------
interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

          (b) Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other matter permitted by law.

          (c) CDR hereby (x) consents to the commencement of any suit or proceeding against it under this Agreement, (y) to the fullest extent permitted by law waives any right, if any, it has to assert governmental or sovereign immunity from suit or liability hereunder, and (z) agrees that it will not dissolve or liquidate so long as it has any indemnification obligations remaining under this Agreement except to the extent it has first had such indemnification obligations assumed (to the reasonable satisfaction of Purchaser) by a creditworthy entity reasonably satisfactory to Purchaser.

          Section 11.4 Captions. The Article and Section captions used herein
                       --------
are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 11.5 Publicity. Except as otherwise required by law or
                       ---------
regulation as advised by counsel in writing, neither of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of the Sale, this Agreement or the matters contained herein, without obtaining prior approval of the other party to the contents and the manner of presentation and publication thereof.

          Section 11.6 Business Records. After the Closing Date, Purchaser shall
                       ----------------
afford the Selling Group and their attorneys, accountants, officers and other representatives reasonable access, during normal business hours, to the books and records of the Company and the Subsidiaries to the extent they relate to a period prior to the Closing Date (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause the directors, officers and employees of the Company and the Subsidiaries to furnish all information requested by the Selling Group in connection with financial reporting and tax matters (including financial and tax audits and tax contests), third party litigation and other similar business purposes. Purchaser shall cause the Company and the Subsidiaries to maintain all such books and records in the country in which such books and records were located prior to the Closing Date if required by applicable law and shall not destroy or dispose of any such books and records without the prior written consent of CDR; provided, however, that Purchaser shall be entitled to destroy
                --------
any of such books and records after the seventh anniversary of the Closing Date with the prior written consent of CDR; provided further, however, that if the
                                       -------- -------
CDR does not consent to the destruction of such books and records, Purchaser may deliver them to the CDR. After the Closing Date, the Selling Group shall afford Purchaser and its attorneys, accountants, officers and other representatives reasonable access, during normal business hours, to the books and records of the Selling Group to the extent they relate to the operations of the Company or the Subsidiaries prior to the Closing Date (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party); provided, however, that Purchaser and its representatives shall only be
        --------
entitled to review the tax returns of the any Selling Person that relate to the Company or the Subsidiaries. Each party shall promptly reimburse any other party's reasonable costs and expenses in providing such party and its attorneys, accountants, officers and other representatives access to the other party's books and records under this Section 11.6.

          Section 11.7 Memorandum; Disclaimer of Projections. Neither any
                       -------------------------------------
Selling Person nor the Company makes any representation or warranty to Purchaser except as specifically made in this Agreement. In particular, the Selling Group and the Company make no representation or warranty to Purchaser with respect to
(a) the information set forth in the Confidential Memorandum distributed by Lazard Freres in connection with the Sale or (b) any financial projection or forecast relating to the Company. With respect to any such projection or forecast delivered by or on behalf of the Selling Group or the Company to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against any Selling Person, the Company or Lazzard Freres with respect thereto.

          Section 11.8 Notices. Any notice or other communications required or
                       -------
permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

          if to Purchaser, to it at:

          P & F Acquisition Corp.
          c/o Gibson, Dunn & Crutcher
          333 South Grand Avenue
          Los Angeles, California 90071

          Attention: Bruce Meyer, Esq.
          Tel: (213) 229-7171
          Fax: (213) 229-7520

          with a copy to:

          F. Richard Bernasek, Esq.
          Kelly, Hart & Hallman
          201 Main Street, Suite 2500
          Ft. Worth, Texas 76102
          Tel: (817) 332-2500
          Fax: (817) 878-9280

          and

          Phillip R. Mills, Esq.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Tel: (212) 450-4000
          Fax: (212) 450-4800

          and

          Stephen Fraidin, Esq.
          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          27th Floor
          New York, New York 10004

          Tel: (212) 859-8140
          Fax: (212) 859-6140

          and if any of the Selling Group, to them at:

          Consortium de Realisation
          c/o White & Case
          1155 Avenue of the Americas
          New York, New York 10036

          Attention: Sean Geary, Esq.
          Tel: (212) 819-8300
          Fax: (212) 354-8113

          and a copy to the Company at:

          Metro-Goldwyn-Mayer Inc.
          2SOO Broadway Street
          Santa Monica, California 90404-3061

          Attention: David Johnson, Esq.
          Tel: (310) 449-3993
          Fax: (310) 449-3011

or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopy or mailed.

          Section 11.9 Parties in Interest. This Agreement may not be
                                 -------------------
transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 11.10 Counterparts. This Agreement may be executed in two or
                        ------------
more counterparts, all of which taken together shall constitute one instrument.

          Section 11.11 Entire Agreement. This Agreement, including the
                        ----------------
Schedules and other documents referred to herein which form a part hereof, and the

Confidentiality Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the Confidentiality Agreement.

          Section 11.12 Amendments. This Agreement may not be changed orally,
                        ----------
but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto.

          Section 11.13 Third Party Beneficiaries. Each party hereto intends
                        -------------------------
that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however,
                                                          --------
that notwithstanding this Section 11.13, the provisions of Section 5.4, 5.5, 5.7 and 5.8 of this Agreement, to the extent applicable, shall inure to the benefit of officers and directors of the Company and each of the Subsidiaries and the employees of the Company and each of its Subsidiaries and may be enforced by such officers, directors and employees and their respective heirs and personal representatives.

          Section 11.14 Selling Group. All amounts required to be paid by the
                        -------------
Selling Group hereunder shall be owed by each of the Selling Group on a joint and several basis.

          Section ll.15 Liquidation of Parent. If Purchaser gives notice as
                        ---------------------
provided in Section 8.4 that it desires to make one or more Section 338 Elections, CDR shall have the right, notwithstanding any other provision of this Agreement, to cause Parent to be liquidated under the provisions of Delaware Law prior to the Closing and if such liquidation is effected all references herein to Parent with respect to any event, circumstance, occurrence or otherwise occurring on or after such liquidation shall be deemed to be and shall become references to Seller.

          Section 11.16 Names. Promptly following the Closing, Seller and Parent
                        -----
(if it still exists) shall change their respective names to delete therefrom all references to "MGM" and on and after Closing the Selling Group shall no longer have any right to, and shall not, use any reference to MGM and/or Metro-Goldwyn-Mayer in any of their names.

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.


                                        P & F ACQUISITION CORP.

                                        By: /s/ Frank G. Mancuso
                                           ---------------------------
                                           Name:  Frank G. Mancuso
                                           Title: Chairman and Chief Executive
                                                    Officer


                                        CONSORTIUM DE REALISATION

                                        By: /s/ Michael Renger
                                           ----------------------------
                                           Name: Michael Renger
                                           Title:  President

                                        By: /s/ Francois LeMasson
                                           -----------------------------
                                           Name: Francois LeMasson
                                           Title: Directeur General


                                        MGM HOLDINGS CORPORATION

                                        By: /s/ Rens-Claure Joannet
                                           -----------------------------
                                           Name: Rens-Claure Joannet
                                           Title: President and Treasurer


                                        MGM GROUP HOLDINGS CORPORATION

                                        By: /s/  Michael S. Hope
                                           ---------------------------
                                           Name:  Michael S. Hope
                                           Title: Executive Vice President


                                        METRO-GOLDWYN-MAYER INC.

                                        By: /s/ Michael S. Hope
                                           ----------------------------
                                           Name:  Michael S. Hope
                                           Title: Executive Vice President



                                     -34-